Exhibit 99.1
News Releases
PNC Completes Acquisition of National City
PNC to report fourth quarter and full year 2008 earnings on Feb. 3
PITTSBURGH, Dec. 31 /PRNewswire-FirstCall/ — The PNC Financial Services Group, Inc. announced today that it completed its acquisition of National City Corporation .
National City stockholders will receive 0.0392 of a share of PNC common stock for each share of National City common stock based on the terms of the merger agreement, with any fractional share of PNC common stock paid in cash. Shares of National City will no longer be listed on the New York Stock Exchange.
National City branches will continue normal operations, and customers should continue to use National City’s services as usual. PNC will provide comprehensive customer information prior to the conversion of National City branches, which will begin in the second half of 2009.
PNC also concluded its sale of $7.6 billion of preferred stock and warrants to the U.S. Treasury under the TARP Capital Purchase Program.
Additionally, PNC announced that it expects to issue financial results for the fourth quarter and full year 2008 on Tuesday, Feb. 3, 2009. PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors the same day at 9 a.m. (EST).
Live webcast and telephone conference options will be available.

Dial-in Numbers:	(800) 990-2718 or (706) 643-0187 (international)

Internet:	Live audio-only webcast accessible at www.pnc.com/investorevents

Replay Information:	Available on PNC’s Web site for 30 days, and via telephone for one week at (800) 642-1687 or (706) 645-9291, Conference ID 79677068.

Presentation Materials:	Presentation slides, earnings release and supplementary financial information will be available on PNC’s Web site www.pnc.com/investorevents prior to the beginning of the conference call
The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.
SOURCE: The PNC Financial Services Group, Inc.
Web site: http://www.pnc.com/
Company News On-Call: http://www.prnewswire.com/comp/701257.html /